Exhibit 99.1

Warrior Met Coal Announces Third Quarter 2017 Results

Sales volume increases 279% compared to prior year period to 2.1 million short tons
Production volume increases 180% compared to prior year period to 1.6 million short tons
Company records net income of $119.7 million and Adjusted EBITDA of $107.3 million

BROOKWOOD, AL  — November 9, 2017 — Warrior Met Coal, Inc. (NYSE:HCC) (“Warrior” or the “Company”) today announced results for the third quarter ended September 30, 2017. Warrior is the leading dedicated U.S. based producer and exporter of high quality metallurgical (“met”) coal for the global steel industry.

Warrior reported third quarter 2017 net income of $119.7 million, or $2.27 per diluted share, compared to a net loss of $33.6 million, or $0.64 per diluted share, in the third quarter of 2016. The Company reported Adjusted EBITDA of $107.3 million in the third quarter of 2017, compared to an Adjusted EBITDA loss of $5.8 million in the prior year period. The market for high quality premium met coal continued to be very volatile in this reporting period, reflecting higher Chinese demand and ongoing disruptions to supply from U.S. and Australian miners.

“Warrior’s results in this quarter continue to reflect the strong demand for our premium met coal and our industry leading margins,” commented Walt Scheller, CEO of Warrior. "Strong sales volume coupled with high price realization and an exceptionally low cost structure enabled us to achieve strong free cash flow conversion. Our continued robust results validate Warrior as the premier and only publicly traded 'pure-play' met coal producer in the U.S."

Operating Results
Warrior continued to make progress in the ramp up of mining operations toward its historical annual production level of approximately 8.0 million short tons. The Company produced 1.6 million short tons of met coal in the third quarter of 2017, nearly three times the amount produced in the prior year period. “We are undertaking the moves necessary to increase our production levels in a responsible manner, and that work will continue in the months ahead as we move closer to achieving the nameplate production capacity in our two mines,” Mr. Scheller added.

Additional Financial Results
Total revenues were $312.0 million for the third quarter of 2017, including $303.0 million in mining revenues, which consisted of met coal sales of 2.1 million short tons at an average selling price of $144.06 per short ton. Sales volume increased 279% over the third quarter of 2016 and increased 8% over the second quarter of 2017, reflecting both strong continued production and strong demand from customers. Warrior capitalized on the strong pricing environment in the quarter by selling down higher than normal inventory levels built from strong production performance in the first half of the year.

Cost of sales for the third quarter of 2017 were $189.6 million, or 60.8% of total revenues, and included mining costs, transportation and royalty costs. Cash cost of sales (free-on-board port) per short ton increased by $7.65 to $89.91 in the third quarter compared to the second quarter of 2017. Selling, general and administrative expenses for the third quarter of 2017 were $9.2 million, or 3.0% of total revenues. Depreciation and depletion costs for the third quarter of 2017 were $23.4 million, or 7.5% of total revenues. Warrior incurred interest expense of $0.6 million and recognized an income tax benefit of $37.6 million, or $0.71 per share, for the third quarter of 2017, reflecting the impact of the favorable Internal Revenue Service ("IRS") Private Letter Ruling ("PLR") the Company received in the third quarter of 2017 discussed in further detail below.

Cash Flow and Liquidity
The Company continued to generate strong cash flows from operating activities in the third quarter of 2017 of $116.1 million. Net working capital excluding cash increased by $22.7 million from the second quarter of 2017, primarily due to higher sales volumes, lower inventory, and a tax refund receivable. Capital expenditures for the third quarter 2017 were $34.4 million, resulting in free cash flow of $81.7 million, which was $76.6 million higher than in the prior year period. Cash flows used in financing activities were flat at $3.4 million for the quarter when compared to the second quarter of 2017.

The Company’s available liquidity as of the end of the quarter was $334.1 million, consisting of cash and cash equivalents of $234.1 million and $100.0 million available under its Asset-Based Revolving Credit Agreement.

Company Outlook
In light of the Company's third quarter performance, Warrior is updating its guidance for the full year 2017 as follows:

Coal sales	6.1 - 6.3 million short tons
Coal production	6.2 - 6.5 million short tons
Cash cost of sales (free-on-board port)	$89 - $95 per short ton
Capital expenditures	$97 - $110 million
Selling, general and administrative expenses	$29 - $31 million

Factors that may affect outlook include:
- Hard coking coal index pricing
- 3 longwall operation moves in the fourth quarter of 2017
- Excludes transaction or other non-recurring costs

The Company does not provide reconciliations of its outlook for cash cost of sales (free-on-board port) to cost of sales in reliance on the unreasonable efforts exception provided for under Item 10(e)(1)(i)(B) of Regulation S-K. The Company is unable, without unreasonable efforts, to forecast certain items required to develop the meaningful comparable GAAP cost of sales. These items typically include non-cash asset retirement obligation accretion expenses, mine idling expenses and other non-recurring indirect mining expenses that are difficult to predict in advance in order to include a GAAP estimate.

IRS Private Letter Ruling
On September 21, 2017, the Company reported that the IRS issued a PLR that favorably impacts the Company’s analysis of its ability to utilize its net operating loss carryforwards (“NOLs”) for federal income tax purposes. Prior to the issuance of the PLR, the Company applied an annual limitation on the utilization of NOLs pursuant to Section 382 of the Internal Revenue Code, and, accordingly, expected to pay a significantly higher amount of income taxes for 2017. Following the issuance of the PLR, the Company believes that its NOLs will not be subject to the annual limit of Section 382 as previously applied during 2017. However, the Company expects to be subject to the Alternative Minimum Tax. During the third quarter of 2017, the Company recorded a year-to-date adjustment to reflect the change in application of Section 382 in computing income tax expense. The Company expects that its NOLs will be less than the amounts previously disclosed due to the change in the application of Section 382, as a result of the PLR. The Company now expects its federal NOLs to total approximately $1.8 billion to $2.0 billion. The Company plans to provide an updated estimate of its NOLs by the end of this fiscal year.

Regular Quarterly Dividend
On October 25, 2017, the board of directors of the Company (the “Board”) declared a regular quarterly cash dividend of $0.05 per share, totaling $2.7 million, which will be paid on November 10, 2017, to stockholders of record as of the close of business on November 3, 2017.

Senior Secured Notes Offering and Special Dividend
On November 2, 2017, the Company consummated a private offering (the “Offering”) of $350.0 million aggregate principal amount of 8.00% Senior Secured Notes due 2024 (the “Notes”) to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and to certain non-U.S. persons in transactions outside the United States in accordance with Regulation S under the Securities Act. The Company will use the net proceeds of approximately $340.0 million from the Offering, together with cash on hand of approximately $260.0 million, to pay a special cash dividend of approximately $600.0 million, or $11.21 per share, to all of its stockholders on a pro rata basis (the "Special Dividend"). On November 2, 2017, the Board declared the Special Dividend to be paid on November 22, 2017 to stockholders of record as of the close of business on November 13, 2017.

Use of Non-GAAP Financial Measures
This release contains the use of certain U.S. non-GAAP (“Generally Accepted Accounting Principles”) financial measures. These non-GAAP financial measures are provided as supplemental information for financial measures prepared in accordance with GAAP. Management believes that these non-GAAP financial measures provide additional insights into the performance of the Company, and they reflect how management analyzes Company performance and compares that performance against other companies. These non-GAAP financial measures may not be comparable to other similarly titled measures used by other entities. The definition of these non-GAAP financial measures and a reconciliation of non-GAAP to GAAP financial measures is provided in the financial tables section of this release.

Conference Call
The Company will hold a conference call to discuss its third quarter 2017 results today, November 9, 2017, at 4:30 p.m. ET. To listen to the event live or access an archived recording, please visit http://investors.warriormetcoal.com/.

Analysts and investors who would like to participate in the conference call should dial 1-844-340-9047 (domestic) or 1-412-858-5206 (international) 10 minutes prior to the start time and reference the Warrior Met Coal conference call.

Telephone playback will also be available from 7:30 p.m. ET November 9, 2017 through 7:30 p.m. ET on December 8, 2017. The replay will be available by calling: 1-877-344-7529 (domestic) or 1-412-317-0088 (international) and entering passcode 10113840.

About Warrior Met Coal
Warrior Met Coal is a large scale, low-cost U.S. based producer and exporter of premium hard coking coal (“HCC”), operating highly efficient longwall operations in its underground mines located in Alabama. The HCC that Warrior produces from the Blue Creek coal seam contains very low sulfur and has strong coking properties and is of a similar quality to coal referred to as the HCC produced in Australia. The premium nature of Warrior’s HCC makes it ideally suited as a base feed coal for steel makers and results in price realizations near the HCC industry index average. Warrior sells all of its met coal production to steel producers in Europe, South America and Asia. For more information about Warrior Met Coal, please visit www.warriormetcoal.com.

Forward-Looking Statements
This press release contains, and the Company’s officers and representatives may from time to time make, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. The words “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “project,” “target,” “foresee,” “should,” “would,” “could,” “potential,” or other similar expressions are intended to identify forward-looking statements. However, the absence of these words does not mean that the statements are not forward-looking. These forward-looking statements represent management’s good faith expectations, projections, guidance or beliefs concerning future events, and it is possible that the results described in this press release will not be achieved. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of the Company’s control, that could cause actual results to differ materially from the results discussed in the forward-looking statements, including, without limitation, fluctuations or changes in the pricing or demand for the Company’s coal (or met coal generally) by the global steel industry; legislation and regulations relating to the Clean Air Act and other environmental initiatives; regulatory requirements associated with federal, state and local regulatory agencies, and such agencies’ authority to order temporary or permanent closure of the Company’s mines; operational, logistical, geological, permit, license, labor and weather-related factors, including equipment, permitting, site access, operational risks and new technologies related to mining; the Company’s obligations surrounding reclamation and mine closure; inaccuracies in the Company’s estimates of its met coal reserves; the Company’s ability to develop or acquire met coal reserves in an economically feasible manner; significant cost increases and fluctuations, and delay in the delivery of raw materials, mining equipment and purchased components; competition and foreign currency fluctuations; fluctuations in the amount of cash the Company generates from operations, including cash necessary to pay any special or quarterly dividend or to initiate a stock repurchase program; the Company’s ability to comply with covenants in its credit facility or indenture relating to the Notes; integration of businesses that the Company may acquire in the future; adequate liquidity and the cost, availability and access to capital and financial markets; failure to obtain or renew surety bonds on acceptable terms, which could affect the Company’s ability to secure reclamation and coal lease obligations; costs associated with litigation, including claims not yet asserted; and other factors described in the Company’s filings with the U.S. Securities and Exchange Commission (“SEC”), including its Registration Statement on Form S-1 (File No. 333-216499), Form 10-Q for the quarterly period ended September 30, 2017, and Form 8-K filed on October 19, 2017 and other reports filed from time to time with the SEC, which could cause the Company’s actual results to differ materially from those contained in any forward-looking statement. The Company’s filings with the SEC are available on its website at www.warriormetcoal.com and on the SEC's website at www.sec.gov.

Any forward-looking statement speaks only as of the date on which it is made, and, except as required by law, the Company does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. New factors emerge from time to time, and it is not possible for the Company to predict all such factors.

Note Regarding “Predecessor” Comparisons
The Company’s results on a “Predecessor” basis relate to the assets acquired and liabilities assumed by Warrior Met Coal, LLC from Walter Energy, Inc. in the asset acquisition described in the Company’s Registration Statement on Form S-1 (File No. 333-216499) and the related periods ending on or prior to March 31, 2016. The Company’s results on a “Successor” basis relate to Warrior Met Coal, LLC and its subsidiaries for periods beginning as of April 1, 2016 and Warrior Met Coal, Inc. after giving effect to its corporate conversion on April 12, 2017 from a Delaware limited liability company into a Delaware corporation. The historical costs and expenses reflected in the Predecessor combined results of operations include an allocation for certain corporate functions historically provided by Walter Energy, Inc. Certain functions critical to the Predecessor’s operations were centralized and managed by Walter Energy, Inc. Historically, the centralized functions have included executive senior management, financial reporting, financial planning and analysis, accounting, shared services, information technology, tax, risk management, treasury, legal, human resources, and strategy and development. The costs of each of these services has been allocated to the Predecessor on the basis of the Predecessor’s relative headcount, revenue and total assets to that of Walter Energy, Inc.

Contacts
For Investors:
Dale W. Boyles, 205-554-6129
dale.boyles@warriormetcoal.com

For Media:
William Stanhouse, 205-554-6131
william.stanhouse@warriormetcoal.com

WARRIOR MET COAL, INC.
CONDENSED STATEMENTS OF OPERATIONS
($ in thousands, except per share)

	Successor (Unaudited)				Predecessor
	For the three months ended September 30,		For the nine months ended September 30,	For the six months ended September 30,	For the three months ended March 31,
	2017	2016	2017	2016	2016
Revenues:
Sales	$302,958	$44,395	$895,802	$129,810	$65,154
Other revenues	8,997	8,496	33,487	14,555	6,229
Total revenues	311,955	52,891	929,289	144,365	71,383
Costs and expenses:
Cost of sales (exclusive of items shown separately below)	189,564	51,787	455,860	155,653	72,297
Cost of other revenues (exclusive of items shown separately below)	6,985	6,998	22,959	12,124	4,698
Depreciation and depletion	23,393	22,538	57,625	38,359	28,958
Selling, general and administrative	9,243	4,516	23,073	10,331	9,008
Other postretirement benefits	—	—	—	—	6,160
Restructuring costs	—	—	—	—	3,418
Transaction and other costs	—	—	12,873	10,475	—
Total costs and expenses	229,185	85,839	572,390	226,942	124,539
Operating income (loss)	82,770	(32,948)	356,899	(82,577)	(53,156)
Interest expense, net	(640)	(694)	(1,890)	(1,128)	(16,562)
Reorganization items, net	—	—	—	—	7,920
Income (loss) before income tax expense (benefit)	82,130	(33,642)	355,009	(83,705)	(61,798)
Income tax expense (benefit)	(37,587)	—	(2,881)	—	18
Net income (loss)	$119,717	$(33,642)	$357,890	$(83,705)	$(61,816)
Basic and diluted net income (loss) per share (1):
Net income (loss) per share—basic and diluted	$2.27	$(0.64)	$6.79	$(1.59)
Weighted average number of shares outstanding—basic and diluted	52,777	52,640	52,727	52,640
Dividends per share:	$0.05	$—	$3.66	$—

(1) On April 12, 2017, in connection with the Company’s initial public offering (“IPO”), Warrior Met Coal, LLC filed a certificate of conversion, whereby Warrior Met Coal, LLC effected a corporate conversion from a Delaware limited liability company to a Delaware corporation and changed its name to Warrior Met Coal, Inc. In connection with this corporate conversion, the Company filed a certificate of incorporation. Pursuant to the Company’s certificate of incorporation, the Company is authorized to issue up to 140,000,000 shares of common stock $0.01 par value per share and 10,000,000 shares of preferred stock $0.01 par value per share. The number of shares and per share amounts of common stock have been retroactively recast to reflect the corporate conversion.

WARRIOR MET COAL, INC.
QUARTERLY SUPPLEMENTAL FINANCIAL DATA AND RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

QUARTERLY SUPPLEMENTAL FINANCIAL DATA:

	Successor (Unaudited)				Predecessor
	For the three months ended September 30,		For the nine months ended September 30,	For the six months ended September 30,	For the three months ended March 31,
(short tons in thousands)(1)	2017	2016	2017	2016	2016
Tons sold	2,103	555	5,172	1,682	856
Tons produced	1,620	578	5,142	1,490	883
Average selling price	$144.06	$79.99	$173.20	$77.18	$76.11
HCC benchmark/index price (2)	$154.53	$83.92	$196.36	$80.06	$73.50
Cash cost of sales (free on board port) per short ton (3)	$89.91	$86.51	$87.86	$69.95	$63.30
(1)    1 short ton is equivalent to 0.907185 metric tons.
(2)    Beginning in the second quarter of 2017, a quarterly benchmark for hard coking coal was not set and was replaced with an index methodology.

RECONCILIATION OF CASH COST OF SALES (FREE-ON-BOARD PORT) TO COST OF SALES REPORTED UNDER U.S. GAAP:

	Successor (Unaudited)				Predecessor
(in thousands)	For the three months ended September 30,		For the nine months ended September 30,	For the six months ended September 30,	For the three months ended March 31,
	2017	2016	2017	2016	2016
Cost of sales	$189,564	$51,787	$455,860	$155,653	$72,297
Asset retirement obligation accretion	(441)	(714)	(1,324)	(981)	(93)
Stock compensation expense	(39)	—	(114)	—	—
Mine No. 4 idle costs	—	(3,340)	—	(8,682)	(10,173)
VEBA contribution	—	—	—	(25,000)	—
Other (operating overhead, etc.)	—	278	—	(3,336)	(7,843)
Cash cost of sales (free on board port)(3)	$189,084	$48,011	$454,422	$117,654	$54,188

(3)     Cash cost of sales (free on board port) is based on reported cost of sales and includes items such as freight, royalties, labor, fuel and other similar production and sales cost items, and may be adjusted for other items that, pursuant to GAAP, are classified in the Condensed Statements of Operations as costs other than cost of sales, but relate directly to the costs incurred to produce met coal. Our cash cost of sales per short ton is calculated as cash cost of sales divided by the short tons sold. Cash cost of sales per short ton is a non-GAAP financial measure which is not calculated in conformity with U.S. Generally Accepted Accounting Principles (GAAP) and should be considered supplemental to, and not as a substitute or superior to financial measures calculated in conformity with GAAP. We believe cash cost of sales per ton is a useful measure of performance and we believe it aids some investors and analysts in comparing us against other companies to help analyze our current and future potential performance. Cash cost of sales per ton may not be comparable to similarly titled measures used by other companies.

WARRIOR MET COAL, INC.
QUARTERLY SUPPLEMENTAL FINANCIAL DATA AND RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (CONTINUED)

RECONCILIATION OF ADJUSTED EBITDA TO AMOUNTS REPORTED UNDER U.S. GAAP:

	Successor (Unaudited)				Predecessor
	For the three months ended September 30,		For the nine months ended September 30,	For the six months ended September 30,	For the three months ended March 31,
(in thousands)	2017	2016	2017	2016	2016
Net income (loss)	$119,717	$(33,642)	$357,890	$(83,705)	$(61,816)
Interest expense, net	640	694	1,890	1,128	16,562
Income tax expense (benefit)	(37,587)	—	(2,881)	—	18
Depreciation and depletion	23,393	22,538	57,625	38,359	28,958
Asset retirement obligation accretion	940	1,227	2,839	1,962	1,169
Stock compensation expense	233	—	1,155	125	390
Transaction and other costs	—	—	12,873	10,475	—
Reorganization items, net	—	—	—	—	(7,920)
Restructuring costs	—	—	—	—	3,418
Mine No. 4 idle costs	—	3,340	—	8,682	10,173
VEBA contribution	—	—	—	25,000	—
Adjusted EBITDA (4)	$107,336	$(5,843)	$431,391	$2,026	$(9,048)
(4)  Adjusted EBITDA is defined as net income (loss) before net interest expense, income tax expense, depreciation and depletion, non-cash asset retirement obligation accretion, non-cash stock compensation expense, transaction and other costs, net reorganization items, restructuring costs, Voluntary Employees' Beneficiary Association ("VEBA") contribution and Mine No. 4 idle costs.  Adjusted EBITDA is not a measure of financial performance in accordance with GAAP, and we believe items excluded from Adjusted EBITDA are significant to a reader in understanding and assessing our financial condition.  Therefore, Adjusted EBITDA should not be considered in isolation, nor as an alternative to net income, income from operations, cash flows from operations or as a measure of our profitability, liquidity or performance under GAAP.  We believe that Adjusted EBITDA presents a useful measure of our ability to incur and service debt based on ongoing operations.  Furthermore, analogous measures are used by industry analysts to evaluate our operating performance.  Investors should be aware that our presentation of Adjusted EBITDA may not be comparable to similarly titled measures used by other companies.

RECONCILIATION OF ADJUSTED NET INCOME TO AMOUNTS REPORTED UNDER U.S. GAAP:

	Successor (Unaudited)				Predecessor
(in thousands, except per share amounts)	For the three months ended September 30,		For the nine months ended September 30,	For the six months ended September 30,	For the three months ended March 31,
	2017	2016	2017	2016	2016
Net income (loss)	$119,717	$(33,642)	$357,890	$(83,705)	$(61,816)
Transaction and other costs, net of tax	—	—	12,873	10,475	—
Reorganization items, net, net of tax	—	—	—	—	(7,918)
Restructuring costs, net of tax	—	—	—	—	3,417
Mine No. 4 idle costs, net of tax	—	3,340	—	8,682	10,170
VEBA contribution	—	—	—	25,000	—
Adjusted net income (loss) (5)	$119,717	$(30,302)	$370,763	$(39,548)	$(56,147)

Weighted average number of basic and diluted shares outstanding	52,777	52,640	52,727	52,640

Adjusted basic and diluted income (loss) per share:	$2.27	$(0.58)	$7.03	$(0.75)
(5)    Adjusted net income (loss) is defined as net income (loss) net of the following items net of tax (based on each respective period's effective tax rate): transaction and other costs, reorganization items, net, restructuring costs, Mine No. 4 idle costs and VEBA contributions. Adjusted net income (loss) is not a measure of financial performance in accordance with GAAP, and we believe items excluded from adjusted net income (loss) are significant to the reader in understanding and assessing our results of operations. Therefore, adjusted net income (loss) should not be considered in isolation, nor as an alternative to net income under GAAP. We believe adjusted net income (loss) is a useful measure of performance and we believe it aids some investors and analysts in comparing us against other companies to help analyze our current and future potential performance. Adjusted net income (loss) may not be comparable to similarly titled measures used by other companies.

WARRIOR MET COAL, INC.
CONDENSED STATEMENTS OF CASH FLOWS
($ in thousands)

	Successor (Unaudited)				Predecessor
	For the three months ended September 30,		For the nine months ended September 30,	For the six months ended September 30,	For the three months ended March 31,
	2017	2016	2017	2016	2016
OPERATING ACTIVITIES:
Net income (loss)	$119,717	$(33,642)	$357,890	$(83,705)	$(61,816)
Non-cash adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities	19,620	24,219	57,562	41,276	21,817
Changes in operating assets and liabilities:
Trade accounts receivable	(35,990)	22,588	(62,645)	(5,453)	15,097
Other receivables	(15,181)	(1,696)	(13,981)	(1,572)	1,070
Inventories	37,003	(5,876)	4,072	8,801	677
Prepaid expenses and other current assets	(2,274)	1,369	(6,948)	(8,306)	13,020
Accounts payable	2,772	(1,544)	10,550	(8,893)	(15,338)
Accrued expenses and other current liabilities	(9,015)	1,111	1,002	29,704	(16,083)
Other	(543)	992	(4,436)	6,781	858
Net cash provided by (used in) operating activities	116,109	7,521	343,066	(21,367)	(40,698)
INVESTING ACTIVITIES:
Net cash provided by (used in) investing activities	(34,408)	6,500	(62,671)	(27,730)	(5,422)
FINANCING ACTIVITIES:
Net cash provided by (used in) financing activities	(3,440)	(1,228)	(197,644)	193,492	(6,240)
Net increase (decrease) in cash and cash equivalents and restricted cash	78,261	12,793	82,751	144,395	(52,360)
Cash and cash equivalents and restricted cash at beginning of period	157,146	131,602	152,656	—	84,462
Cash and cash equivalents and restricted cash at end of period	$235,407	$144,395	$235,407	$144,395	$32,102

RECONCILIATION OF FREE CASH FLOW TO AMOUNTS REPORTED UNDER U.S. GAAP:

	Successor (Unaudited)				Predecessor
(in thousands)	For the three months ended September 30,		For the nine months ended September 30,	For the six months ended September 30,	For the three months ended March 31,
	2017	2016	2017	2016	2016
Net cash provided by (used in) operating activities	$116,109	$7,521	$343,066	(21,367)	$(40,698)
Purchases of property, plant and equipment	(34,408)	(2,435)	(62,671)	(8,449)	(5,422)
Free cash flow (6)	$81,701	$5,086	$280,395	$(29,816)	$(46,120)
(6) Free cash flow is defined as net cash provided by (used in) operating activities less purchases of property, plant and equipment. Free cash flow is not a measure of financial performance in accordance with GAAP, and we believe items excluded from net cash provided by (used in) operating activities are significant to the reader in understanding and assessing our results of operations. Therefore, free cash flow should not be considered in isolation, nor as an alternative to net cash provided by (used in) operating activities under GAAP. We believe free cash flow is a useful measure of performance and we believe it aids some investors and analysts in comparing us against other companies to help analyze our current and future potential performance. Free cash flow may not be comparable to similarly titled measures used by other companies.

WARRIOR MET COAL, INC.
CONDENSED BALANCE SHEETS
($ in thousands)

	Successor
	September 30, 2017	December 31, 2016
ASSETS
Current assets:
Cash and cash equivalents	$234,053	$150,045
Short-term investments	17,501	17,501
Trade accounts receivable	128,541	65,896
Other receivables	19,881	5,901
Inventories, net	33,902	39,420
Prepaid expenses	18,958	12,010
Total current assets	452,836	290,773
Mineral interests, net	132,329	143,231
Property, plant and equipment, net	514,066	496,959
Other long-term assets	21,394	16,668
Total assets	$1,120,625	$947,631
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$16,593	$6,043
Accrued expenses	54,168	47,339
Other current liabilities	4,538	8,405
Current portion of long-term debt	2,936	2,849
Total current liabilities	78,235	64,636
Long-term debt	1,512	3,725
Asset retirement obligations	98,232	96,050
Other long-term liabilities	28,253	30,253
Total liabilities	206,232	194,664
Stockholders’ Equity (1):
Common stock, $0.01 par value per share (Authorized -140,000,000 shares, issued and outstanding - 53,446,284 and 53,442,532, respectively)	534	533
Preferred stock, $0.01 par value per share (10,000,000 shares authorized, no shares issued and outstanding)	—	—
Additional paid in capital	610,992	802,107
Retained earnings (accumulated deficit)	302,865	(49,673)
Total stockholders’ equity	914,393	752,967
Total liabilities and stockholders’ equity	$1,120,625	$947,631
(1) On April 12, 2017, in connection with the Company’s initial public offering (“IPO”), Warrior Met Coal, LLC filed a certificate of conversion, whereby Warrior Met Coal, LLC effected a corporate conversion from a Delaware limited liability company to a Delaware corporation and changed its name to Warrior Met Coal, Inc. In connection with this corporate conversion, the Company filed a certificate of incorporation. Pursuant to the Company’s certificate of incorporation, the Company is authorized to issue up to 140,000,000 shares of common stock, $0.01 par value per share, and 10,000,000 shares of preferred stock, $0.01 par value per share. The number of shares and per share amounts of common stock have been retroactively recast to reflect the corporate conversion.